College Bound Student Alliance, Inc

                 Form 10-KSB for Fiscal Year Ended July 31, 2002



                                                                   Exhibit 10.13








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                      COLLEGE BOUND STUDENT ALLIANCE, INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT
                                       of
                                 JOHN S. CHAPMAN

     THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of February 19, 2001, by and between College Bound Student Alliance, Inc., a Nevada corporation (the "Company"), with an address at 333 South Allison Parkway, Lakewood, Colorado 80226, and John S. Chapman with an address at 80 Rose Hip Lane, Evergreen, Colorado 80439 (the "Employee").

     In consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1. Employment. For an initial term of twelve (12) months after October 11, 2001 (the "Effective Date"), with automatic annual extensions thereafter, unless either party gives notice to the other no less than thirty (30) days before the end of any term that this agreement will not be renewed, Employee shall be employed as the Vice-President of Finance and Administration for the Company, and shall have the duties and responsibilities customary to someone in that position, including the duties and responsibilities set forth on Schedule 1, subject to the Company's right to expand, limit or change such duties; provided that it is envisioned by Employee and Company shall become the Chief Financial Officer of Company within a three-to-six month period, premised upon acceptable performance by Employee under this Agreement and otherwise as determined by Company's Chief Executive Officer and Company's Board of Directors in their respective sole and absolute discretion. Company and Employee understand and agree that Employee is considered to be part of executive and management personnel of Company and/or professional staff to executive and management personnel of Company. During the term of employment hereunder, Employee shall report to the Chief Executive Officer of the Company, and shall devote his best efforts and full business time and attention to the business and affairs of the Company, excluding time off for vacation and reasonable time off for illness and sick days in accordance with the Company's policies in effect from time to time. Employee shall perform his duties and responsibilities to the Company hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

     Employee understands that the employment hereunder and all terms of this Employment Agreement shall be subject to a ninety (90) day trial period during which time this agreement and the employment hereunder may be terminated immediately by either the Employee or the Company for any reason or no reason at all, without prior notice and without any further liability. Should this agreement and the employment hereunder be terminated by the Company during the ninety (90) day trial period, Employee shall receive only the base salary compensation for the period of time during which he was employed by the Company and shall not receive any deferred compensation, stock options, bonuses or any other incentives.



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2. Compensation and Benefits.
   --------------------------

(a) Employee's Base Salary. In consideration for rendering the services as set forth herein, Employee shall receive an annual base salary in the amount of Ninety Thousand Dollars ($90,000), beginning on the Effective Date initially payable semi-monthly, in arrears. The Base Salary shall be increased pursuant to the formula set forth on Exhibit 3, Incentive Increases. All amounts payable to Employee as salary and other compensation hereunder shall be subject to taxes and customary withholding by the Company. Employee's salary will be reviewed by the Company and Employee annually on or each anniversary of the effective date of the Agreement and shall be adjusted by mutual agreement of the parties.

(b) Stock Options. (i) Employee shall receive options to purchase shares of common stock of the Company pursuant to the Stock Option Agreement, which is part of Schedule 1 annexed hereto. Employee is hereby granted the option to purchase a total of 250,000 shares of common stock of the Company at a price of $.05 per share as determined by Employer as of October 11, 2001, which options will be issued and shall vest upon execution of this Agreement as further described in the attached Stock Option Agreement. Stock options will remain open for exercise for five (5) years after issuance.

(c) CFO Compensation. Should Employee become Company CFO, as contemplated by this Agreement to occur three-to-six months from start date, Employee's compensation shall be adjusted to One Hundred Ten Thousand Dollars, ($110,000).

     In the event of a Change in Control in the Company as defined below, Employee shall be vested for all granted stock options. For purposes of this Agreement, Change in Control shall mean: (i) sale of substantially all of the assets of the Company, or (ii) the acquisition by any corporation or group of associated persons acting in concert, of an aggregate of one hundred percent (100%) of the outstanding shares of voting stock coupled with or followed by the election as directors of the Company of persons who were not directors at the time of such acquisition if such persons shall become a majority of the Board of Directors of the Company.

(e) Benefits. The Employee and his family shall be eligible to be a participant in any medical, dental, disability or health benefit plans which the Company may provide to similarly situated employees from time to time, as well as be included in any pension plan or profit sharing that the Company may implement from time to time, provided that Employee shall be entitled to substantially the same benefits package currently enjoyed.

(f) Expenses. The Company agrees that Employee shall be entitled to reimbursement for traveling, entertainment and other expenses reasonably incurred by Employee in the performance of his employment obligations and responsibilities and reasonably related automobile expenses as are available to similarly situated executive employees; provided that such expenses be pre-approved by the Company and that the Company's liability in this regard shall otherwise be limited by the terms and conditions of Company policy in effect on the date that the expense is incurred.

3. Termination.
   -----------

(a) For Cause by Company. This Agreement may be terminated by Company for cause, at any time, effective upon written notice to Employee. The term "cause" shall mean any one of the following: (a) Employee has breached this Agreement, which breach remains uncured to the reasonable satisfaction of the Board of Directors

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of Company for thirty (30) days after Employee receives written notice thereof from the Board of Directors; (b) Employee has committed willful misconduct or any willful violation of law in the performance of Employee's duties to Company;
(c) Employee has willfully failed to follow reasonable, lawful and explicit instructions of the Board of Directors of Company concerning the operations or business of Company; (d) Employee has been convicted of a felony deemed by Company to be adverse to its business or reputation; (e) Employee has willfully misappropriated funds or property of Company; (f) Employee has willfully obtained a personal profit from any transaction which constitutes a corporate opportunity of Company or any affiliates, unless the transaction was approved in writing by Company's Board of Directors after full disclosure of all details relating to such transaction, or (g) Employee has directly or indirectly caused a breach of the confidentiality or non-compete provisions.

(b) Without Cause by Company. This Agreement may be terminated without cause by the Company at anytime effective upon written notice to Employee, provided that, if Employee is terminated "without cause," severance will be paid to the Employee as follows: (i) if the Employee is terminated without cause within one year of the date of execution of this Agreement, the Employee shall continue to be paid his base salary for three (3) months, and (ii) if the Employee is terminated without cause later than one year after execution of this Agreement, the Employee shall continue to be paid his base salary for six (6) months.

(c) Voluntarily by Employee. In the event Employee elects to voluntarily terminate his employment pursuant to notice as provided herein, Company shall pay Employee the prorated compensation through the date of termination and any unexercised stock options (whether vested or not) held by Employee shall automatically expire and automatically be deemed terminated and of no further force and effect upon such notice of voluntary termination. Upon payment by Company of such prorated compensation, Company shall be relieved of all further obligations to Employee under this Agreement. In such event, Employee will be bound by the provisions of Sections 5 and 6 hereof.

(d) Effect of Termination on Stock Options as to Sections 3(a) and 3(b). If Employee is terminated by Company pursuant to subparagraphs 3(a) or 3(b), he must exercise all vested stock options within ninety (90) days of termination, and any unexercised stock options (whether vested or not) held by Employee in the shares of Company or in the shares of any affiliate of Company shall automatically expire upon such termination and automatically be deemed terminated and of no further force and effect. This provision shall control any inconsistent or conflicting provision in this Agreement and in any other agreement between Company, or any affiliate of Company and Employee.

(e) Death or Disability. The term of employment hereunder shall also terminate immediately upon the death or "permanent disability" of the Employee ("permanent disability" being defined as the inability of the Employee to adequately perform his work in accordance with the provisions of this Agreement) for a period of ninety (90) days, and thereupon the Employee shall not be entitled to receive any further salary or other compensation; provided however, that the Employee, or the Employee's estate or guardian, as the case may be, shall be entitled to exercise any vested unexercised stock options pursuant to their terms, and all non-vested stock options shall be automatically terminated.

4. Notice Period. Employee and Company understand and agree that should Employee terminate employment he will give Company thirty (30) days advance written notice (the "Notice Period"). Company may, at its option, pay Employee for the Notice Period in lieu of active employment during the Notice Period. It is understood that a party's exercise of its rights under this Paragraph shall be

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without prejudice to any other right or remedy which it may have at law, in equity, or under this Agreement, including, without limitation, Company's right to terminate such employment without notice for Cause.

(a) Company agrees to continue in effect during the Notice Period payment of the salary only without bonus or any other compensation to which Employee may be entitled under this Agreement, which payments shall be made if and only if the Employee has executed and delivered to the Company a general release of all claims against the Company and its stockholders, directors, and employees in form and substance satisfactory to the Company and only so long as Employee has not breached and during the Notice Period does not breach the provisions of Sections 5 and 6 hereof, which provisions shall extend beyond the term of employment and shall survive termination or expiration of this Agreement.

(b) Employee agrees that during the Notice Period, he will cooperate fully with Company in all matters relating to the winding up of any pending work and the orderly transfer to other Company employees of accounts and matters for which Employee has been responsible.

(c) Employee agrees that, prior to the expiration of the Notice Period, he will return to Company all lists of prospects, candidates and other matters compiled by Company's management and research staff, or by Employee while employed by Company, and all business records and materials related thereto, whether in tangible form, or on computer hard disks, diskettes, on tape drives or any electronic media, computer literature, correspondence, notes, memoranda, reports, summaries, manuals, proposals, contracts and other documents of any kind which relate in any way to the business of Company, including specifically all materials which comprise or refer to Company's Confidential Information. Employee will not retain any copy, facsimile or note intended to memorialize any such data. Employee further agrees that Company's Confidential Information and trade secrets, remains the sole and exclusive property of Company and subject to the terms of this Agreement.

(d) Employee agrees that, at or about the expiration of the Notice Period, Company may convene an exit interview to review the status of accounts and matters for which Employee has most recently been responsible to ensure that Employee has fully obtained any entitlements which may be available under this Agreement and/or to confirm that Employee clearly understands the nature and scope of all of his post-employment obligations.

5. Confidentiality.
   ---------------

(a) Employee recognizes that by virtue of Employee's employment by Company Employee will be afforded numerous and extensive resources to assist Employee in the solicitation, development, production and servicing of business clients. Employee understands and agrees that all efforts that Employee expends and programs and strategies Employee develops in this regard shall be for the permanent and exclusive benefit of Company, that Company shall secure and retain indefinitely the proprietary interest in all such business clients, and that Employee will not undertake any action which could in any way disturb Company's relationship with said business clients or Company accounts.

(b) Employee further recognizes that by virtue of his employment relationship to Company, Employee will be granted otherwise prohibited access to confidential, proprietary information and data of Company which is not known either to its competitors or within the collegiate student business and related financial planning business generally and which has independent economic value to Company and to its subsidiaries and affiliates. This information (hereinafter referred to as "Confidential Information") includes trade secrets, as contemplated by

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C.R.S. ss.ss.7-74-102(4), (a copy of which is attached hereto as Schedule 2 and the terms of which are incorporated herein by this reference) and also includes, but is not limited to: the whole or any portion or phase of any technical information, process, procedure, formula, improvement, confidential business or financial information, business plan, listing of names, addresses, or telephone numbers, or other information relating to Company, its subsidiaries and affiliates' business which is secret and of value, including, but not limited to, data relating to Company, its subsidiaries and affiliates' unique marketing and servicing programs, procedures and techniques; business, management and personnel strategies; the criteria and formulae used by Company, its subsidiaries and affiliates in pricing their products; lists of prospects, candidates, and other matters compiled by Company, its subsidiaries and affiliates' management and research staff; the identity, addresses, telephone numbers, authority and responsibilities of key contacts at Company accounts or its subsidiaries' or affiliates' accounts, including, but not limited to, high schools and colleges; details concerning the academic, athletic and personal backgrounds of student-athlete collegiate scholarship candidates, including attributes of the scholarship candidates; commission rates of Company, its subsidiaries and affiliates' personnel; and other data showing the particularized requirements and preferences of clients and Company, its subsidiaries and affiliates' accounts, including, but not limited to, high schools and colleges. Employee recognizes that this Confidential Information constitutes a valuable property of Company and of its subsidiaries and affiliates developed over a long period of time and at substantial expense. Accordingly, Employee agrees that Employee will not, at any time during the employment relationship with the Company or for a period of three (3) years after the termination of the Employment relationship with Company, divulge such Confidential Information or make use of such Confidential Information for Employee's own purposes or the purposes of another.

6. Non-Compete. Employee recognizes Company's legitimate interest in protecting, during and for a reasonable period of time following the termination of Employee's employment, those Company accounts and business contacts with which Employee will be associated during his employment. Accordingly, Employee understands and agrees that while employed by Company and for a period of three
(3) years following termination of employment with Company (unless, the Employee has been terminated without cause by Company, in which case for a period of one
(1) one year following termination), Employee will not compete with the business of the Company or of any subsidiary or affiliate of Company or solicit the customers of the Company or of any subsidiary or affiliate of Company. The geographic limitation within which the Employee shall not compete includes any states in which Company conducts its business as of the date of the termination of Employee's employment with the Company. Notwithstanding this location limitation, Employee will not, during the non-competition period, solicit or perform work for any of Company's existing customers or clients as of the date of termination of Employee's employment, regardless of the location from which such work is performed. If the time or geographic limitation set forth herein is deemed to be unreasonable, Employee agrees to abide by the maximum time or geographic limitation decided by a court or other tribunal of competent jurisdiction.

7. Breach of Agreement. Employee and Company understand and agree that any breach or evasion of any term of this Agreement will potentially give rise to actions for breach of contract or tort, which may be brought in any court of competent jurisdiction. Employee recognizes that the rights and privileges granted to Employee by this Agreement and Employee's services and Employee's corresponding covenants to Company are of a special, unique and extraordinary character, the loss of which cannot reasonably or adequately be solely compensated for in damages in any action at law or through the offset or withholding of any monies to which Employee otherwise might be entitled from Company. Accordingly, Employee understands and agrees that Company shall also be entitled to equitable relief, including a temporary restraining order and

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preliminary and permanent injunctive relief, to prevent a breach of this
Agreement. The remedies available to Company under this Agreement are cumulative. Company may, in its sole discretion, elect to pursue all or any of such remedies. Such remedies are in addition to any given by law or equity and may be enforced successively or concurrently.

8. Successors or Assigns. This Agreement will be binding upon and benefit the parties hereto and their assigns, executors, heirs or successors, provided that Employee will not assign any obligation hereunder without the Company's prior written consent, which consent may be withheld by Company for any reason, and any such attempted assignment shall be void.

9. Amendment, Modification, or Waiver. No amendment, modification or waiver of any condition, provision, or terms of this Agreement will be valid or of any effect unless made in writing and signed by the party or parties to be charged. Any waiver by any party of any default of the other party will not affect or impair any rights arising from any subsequent default by such party.

10. Severable Conditions. Each provision of this Agreement is intended to be severable. If any provision hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the remainder of this Agreement.

11. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties respecting the transaction contemplated hereby and supersedes all prior agreements and understandings between the parties respecting the subject matter of this Agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado with exclusive venue for the enforcement hereof to be in Jefferson County, Colorado. Both parties consent to personal jurisdiction in the courts of Colorado located in Jefferson County, Colorado.

13. Attorneys' Fees. The substantially prevailing party in any litigation or other proceeding enforcing this Agreement shall be entitled to reimbursement of all costs and expenses including, without limitation, reasonable attorneys' fees at each trial and appellate levels.

14. Captions. The captions in this Agreement are included for purposes of reference only and are not part of the text of this Agreement.

15. Counterparts. This agreement may be executed in several counterparts all of which shall constitute one and the same Agreement.

     EXECUTED as of the date first above written.

Employee:                                  COLLEGE BOUND STUDENT ALLIANCE, INC.,
                                           a Nevada corporation


John S. Chapman                            By:
    NAME                                                   NAME

                                                           TITLE

                                                       (Corporate Seal)

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                                   SCHEDULE 1
                               TERMS OF EMPLOYMENT
                                       OF

                                 JOHN S. CHAPMAN
                               (Name of Employee)

                  Name:                          John S. Chapman
                                                 Soc Sec. No.
Address:          80 Rose Hip Lane                            ------------------
                  -------------------------------
                  Evergreen, Colorado 80439
                  -------------------------------
Telephone:
                  -------------------------------
Facsimile:
                  -------------------------------

                    Title (Position):     Vice-President of Finances
                                          Administration

                    Responsibilities:     See Exhibit A Attached

                    Term of Employment:   One year with consecutive annual
                                          renewals thereafter.

                    Commencement Date:    October 11, 2001

         Compensation:

                          Initial Annual Base Salary:        $90,000.00

                          Incentive Compensation:   Stock option plan detailed
                                                    below

                          Additional Terms:         Annual compensation is
                                                    subject to increase to
                                                    $110,000 pursuant to
                                                    Paragraph 2(d) of the
                                                    Agreement to which this
                                                    Schedule 1 is attached.


                  Stock Option Plan.

                           The Employee is hereby granted stock options to purchase up to a total of 250,000 shares of common stock of the Company at a price of $.50 per share, which options shall be issued and vest in increments of 50,000 shares per year exercisable for three (3) years from date of vesting, as described in Paragraph 2 of the Agreement to which this Schedule 1 is attached and as further defined in and limited by the terms and conditions of the Stock Option Agreement annexed hereto.

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                                   SCHEDULE 2
                                   ----------

                        Copy of C.R.S. ss.ss.7-74-102(4)










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                                    EXHIBIT A

Will be responsible for all financial aspects and capital requirements of public company including the following:

     o Will be familiar with and responsible for the preparation and timely filing of all SEC required reports including: Forms 10 QSB, 10 KSB, SB2, 8K, Proxy Statements and Annual Reports to Shareholders.
     o    Preparation of the Company business plan.
     o Responsible for the Company's financial strategies. Upon assuming role of CFO, will become a key member of management team in charge of directing business strategy and policy and determining financial and profitability goals.
     o Will have direct involvement recommending and implementing changes in the operating policies and procedures.
     o Evaluate and modify existing accounting policies; improve productivity and provide more accurate and timely financial information.
     o Responsible for coordinating corporate finance processes, including due diligence process and evaluation/negotiation of financing alternatives. Prepare and deliver presentations to investment bankers and potential investors.
     o    Manage Collections.
     o Will work closely and manage relationships with independent auditor on all audit requirements.
     o Responsible for the annual budget process and the development of monthly, quarterly and five-year financial forecast. Design and develop reports.
     o    Responsible for cash management.
     o    Analyze and interpret actual operating results against the budget.
     o    Responsible for management of human resources.
     o Responsible for treasury functions involving the development and maintenance of commercial-banking and investment-banking relationships, including review and establishment of vendor-based financing for capital expenditure.
     o Will perform investor-relations duties, including presentations and discussions of operating results, forecasts, and general issues with stock analysts and shareholders.
     o Will report to Chief Financial Officer, President and Chief Executive Officer.